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                                                                     EXHIBIT 4.2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This AMENDMENT NO. 1, to the Rights Agreement ("Amendment No. 1") dated as of December 8, 1998 between Noble Affiliates, Inc., a Delaware corporation (the "Company") and Bank One Trust Company, as successor Rights Agent to Liberty Bank and Trust Company of Oklahoma City, N.A., (the "Rights Agent"),

                               W I T N E S S E T H

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of August 27, 1997 (the "Rights Agreement"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized this Amendment No. 1, which will, among other things, eliminate all requirements that Continuing Directors (as defined in the Rights Agreement) approve certain actions under the Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         Section 1. Certain Definitions.

         (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment No. 1 becomes effective, refer to the Rights Agreement as amended hereby.

         (b) Section 1 of the Rights Agreement is hereby amended by amending the last sentence of the definition of "Acquiring Person" to read as follows:

         "Notwithstanding the foregoing, if the Board of Directors of the Company, within 10 days after the first date on which the Company shall become aware that any Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner of shares of Common Stock of the Company such that such person (but for this sentence) would be an Acquiring Person, determines in good faith that such Person has inadvertently exceeded the thresholds set forth in this definition of Acquiring Person, and such Person divests as promptly as practicable a sufficient number of Common Shares of the Company so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this definition, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

         (c) Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Continuing Director" contained therein.


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         Section 2. Redemption. Subsection (a) of Section 23 of the Rights
Agreement is hereby amended in its entirety to read as follows:

         "(a) A majority of the Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Shares Acquisition Date (or, if the Shares Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date) and (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable pursuant to Section 11(a)(ii) prior to the expiration of the Company's right of redemption hereunder."

         Section 3. Supplements and Amendments. Section 27 of the Rights Agreement is hereby amended by:

         (a) replacing the words "subject to the last two sentences of this
Section 27" in the first sentence with the words "subject to the last sentence of this Section 27"; and

         (b) deleting the last sentence of the section.

         Section 4. Form of Rights Certificate. Exhibit B to the Rights Agreement is hereby amended by deleting the last sentence of the sixth paragraph (which paragraph starts with the words "Subject to the provisions of the Rights
Agreement. . . .").

         Section 5. Summary of Rights to Purchase Preferred Shares. Exhibit C to the Rights Agreement is hereby amended by:

         (a) deleting the second sentence of the twelfth paragraph of the
Exhibit (which paragraph starts with the words "At any time prior to. . . .");

         (b) deleting the thirteenth paragraph of the Exhibit (which paragraph starts with the words "The term "Continuing Directors");

         (c) replacing the words "subject to the last two sentences of this paragraph" in the first sentence of the fourteenth paragraph of the Exhibit (which paragraph starts with the words "At any time prior to the Distribution Date . . .") with the words "subject to the last sentence of this paragraph"; and



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         (d) deleting the last sentence of the fourteenth paragraph of the
Exhibit (which paragraph starts with the words "At any time prior to the
Distribution Date. . . .").

         Section 6. Governing Law. THIS AMENDMENT NO. 1 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 7. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 1.

         Section 9. Effectiveness. This Amendment No. 1 shall become effective upon execution by each of the parties hereto of a counterpart hereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

                                         NOBLE AFFILIATES, INC.

Attest:

By: /s/ ORVILLE WALRAVEN                 By: /s/ ROBERT KELLY
   ---------------------------------        -----------------------------------
   Name: Orville Walraven                   Name: Robert Kelly
        ----------------------------             ------------------------------
   Title: Secretary                         Title: President
         ---------------------------              -----------------------------


                                         LIBERTY BANK AND TRUST
                                         COMPANY OF OKLAHOMA CITY, N.A.

Attest:

By: /s/ BRENDA BATCHELOR                 By: /s/ DEE ANNA M. SCHMIDT
   ---------------------------------        -----------------------------------
   Name:  Brenda Batchelor                  Name: Dee Anna M. Schmidt
        ----------------------------             ------------------------------
   Title: VP-Relationship Manager           Title: Assistant Vice President
         ---------------------------              -----------------------------


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